UNITED STATES

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This communication is not a solicitation of a proxy from any security holder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attn: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.

The following is a transcript of a conference call of representatives of Moore Wallace Incorporated and R.R. Donnelley & Sons Company with members of the investment community on November 10, 2003. The archived audio of the call may be accessed at http://www.moorewallace.com/wwwMooreWallace/InvestorRelations/EmailAlerts/EventsCalendar.asp until November 17:

THE OPERATOR: Good morning. My name is Keela, and I will be your conference facilitator today.

At this time, I would like to welcome everyone to the RR Donnelley business update conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press “star” and then the number “1” on your telephone keypad. If you would like to withdraw your question, press the “pound” key. Thank you.

Ms. Mount, you may begin your conference.

MS. MOUNT: Good morning, everyone, and thank you for joining us.

Before we begin, I would like to remind everyone that today’s comments will include forward-looking statements. These statements and projections are subject to risks and uncertainties that may cause actual results and events to differ materially. All forward-looking statements made today reflect the company’s current expectations only, and we disclaim any intention or responsibility to update such statements.

If you are listening to a replay of this call, please be aware that our statements reflect our expectations only as of November 10th, 2003, the date of this call’s original broadcast. We encourage you to read the company’s periodic filings with the SEC and the Canadian securities regulators as applicable, including the most recently filed Form 10-Ks and 10-Qs for each of the companies.

These filings discuss, in full, factors that could cause actual results to differ from those made in any forward-looking statements. These filings can be found in the respective investor relations sections of the two companies’ Web sites, www.rrdonnelley.com and www.moorewallace.com. You can also find EDGAR filings on the SEC’s Web site, www.sec.gov, and SEDAR filings at www.sedar.com.

The presentations via webcast and accompanying audio will be archived on both companies’ Web sites for one week, until November 17th.

Joining me on the call are Bill Davis, Chairman, President and CEO of RR Donnelley, and Mark Angelson, CEO of Moore Wallace. We’ll hear from both gentlemen and will have time at the end for your questions.

Now, I’d like to turn the call over to them.

MR. DAVIS: Thank you, and good morning, everyone. It is a pleasure to be here today to discuss with you the exciting news which we announced yesterday afternoon, that we have signed a definitive agreement with Moore Wallace to join forces to become the world’s premier full-service global communications printer and the leader in North America. Our strategy at RR Donnelley has been a two-pronged approach focused on building a world-class commercial print business and growth businesses serving the broad communication needs of targeted markets. In that regard, this merger is the perfect fit.

This transaction brings together two highly complementary printing businesses with over 300 years of combined experience, and it will create a tremendous new company which will deliver value to customers and shareholders. The new company will provide customers with the broadest array of complementary, high-quality long- and short-run print products and solutions, from catalogs, telephone directories, inserts, books, magazines and financial documents, to billing statements, labels, forms and outsourced communications, fulfillment and logistics services. In addition to being a significantly stronger global competitor with an excellent platform to accelerate growth, the new company will benefit from substantial cost synergies.

As you’ve seen in the press release, Mark Angelson will be CEO of the combined company when the transaction closes. He is a highly respected leader, and he is the right person to take this company forward. With that, I’d like to turn it over to him to take you through the details, and we’ll be pleased to take your questions afterwards.

Mark?

MR. ANGELSON: Good morning, ladies and gentlemen. And thank you, Bill, for your kind words and for your vote of confidence. We are speaking to you today from RR Donnelley’s offices in Chicago, so I thank you, Bill, for your hospitality as well.

On behalf of all of us at Moore Wallace, we are delighted to be here today to discuss a combination that will change the face of our industry forever and create the printing company of the future. The combined assets of RR Donnelley and Moore Wallace will create a global print and print-related powerhouse with a highly diversified business portfolio that will satisfy virtually every print and print-related need. By uniting these two great companies with complementary strengths, we believe that we will create significant shareholder value and a world of opportunity for our existing and future customers and for our valued employees.

Let me take a moment to summarize the terms of the transaction, which is detailed in yesterday’s press release. The all-stock combination is valued at approximately $2.8 billion, not including the assumption by RR Donnelley of approximately $900 million of Moore Wallace debt.

Moore Wallace shareholders will receive

RR Donnelley shares based on a fixed exchange ratio of .63 or $17.66 — that’s U.S. dollars — for each Moore Wallace share based on Donnelley’s closing price of $28.03 on Friday. We anticipate the transaction will be finalized in the first quarter of 2004 subject to closing conditions, of course, including regulatory and shareholder approvals.

After the deal is completed, Moore Wallace shareholders will own a little less than half of the shares outstanding of the new entity. The combined company, we are proud to say, will be called RR Donnelley, and shares will trade under the ticker symbol DNY.

The transaction is expected to be accretive to earnings in the first full year of operations and to enable us to generate annualized cost savings of at least $100 million, maybe a little more, in the first 12 to 24 months. Elimination of duplicative infrastructure, procurement savings and asset rationalization are expected to considerably enhance future profitability. We also expect to generate significant levels of cash flow even after debt service, disciplined capital expenditures, and paying our dividend of $1.04 per share.

Turning to the Board of Directors, the new Board will be comprised of 15 members, each of the very highest integrity, eight from the existing RR Donnelley Board and seven from the Moore Wallace Board. We have been deeply committed to best practices and corporate governance since long before Sarbanes-Oxley.

We will have an entirely independent Board — except, of course, for me — comprised of leading members of the business and other relevant communities. I am delighted that Steve Wolf, a long-standing RR Donnelley Board member, has agreed to serve as our non-executive Chairman.

The transaction will create the preeminent global commercial printing and communication services company with combined pro forma revenue of approximately $8 billion in 2003. The new RR Donnelley will be financially strong with a very solid balance sheet. We expect to generate substantial cash flow after debt service, after paying our annual dividend which, again, will remain at $1.04, and after disciplined capital expenditures. We have been advised reliably that we should be optimistic about the company’s ability to maintain an investment grade rating.

So how did we get here? For those of you following along with the slides on the Web site, you see now a list of very persuasive reasons for bringing these two companies together. But what’s truly compelling about this combination is this. If you’ve been a follower of Moore Wallace or if you watch this industry, you know that I’ve been talking about the advantages of one-stop shopping for quite some time. That’s the way we do business, and our strategic planning process, if you will, is listening to our customers. Their message has been clear. Customers don’t want hundreds of print vendors. They don’t want dozens of print vendors. They want one or two key suppliers that can meet all of their needs.

As a result, our objective has been to become the preferred vendor capable of managing a customer’s entire print supply chain, and we have made meaningful progress toward this goal with the successful integration of Moore and Wallace.

Here’s where this gets really exciting for me. RR Donnelley and Moore Wallace historically have not been direct competitors across the vast majority of business lines. As a result, although each of us has served many of the same corporate clients, there has been very little overlap in the print products and services that we provide. Here’s an example. RR Donnelley prints books and magazines for Time Warner, but they can’t print the invoices for those books and magazines or the scannable labels on the boxes that they ship in or the order forms, and they can’t send out monthly statements to the cable customers. Approximately 120 days from today, that changes forever.

As I said earlier, these are two highly complementary businesses, each of which brings to the table strengths that, when combined, make us a much more formidable player in each and every one of our businesses. We will have significant competitive advantages, not only in our superior products and services and our scale, but also in our enhanced manufacturing processes and cost management programs.

The strengths that we share are equally important, strong relationships with Blue Chip customer bases, sector-leading positions in our core businesses, and diversified portfolios that feature cash-producing and EBIT-producing businesses and long-term opportunities from higher growth businesses, particularly those in outsourced print management solutions like customer communications, digital photography services and logistics.

I mentioned diversified portfolios. As those of you who are following on the Web site can see from the pie chart, the new RR Donnelley will have an unparalleled suite of integrated print solutions to offer to its corporate customers around the world. Whether a client needs to print 1,000,000 magazines or 100,000 highly variable billing statements or 10,000 bar-coded labels, we are now ready, willing, and, most important, able to service that customer.

Our customers, as many of you know, are a Who’s Who of Blue Chip companies, virtually all of the Fortune 500, many of whom have long-term relationships with one or both of the two companies. As followers of Moore Wallace have heard me say in the past, our penetration into our largest company’s average print spread is only 15 percent. So we have an open field before us as we go after that remaining 85 percent. We will do this by cross-selling integrated print solutions designed better to address customer needs.

Our coast-to-coast footprint in North America will now be complete. We will be able to print and distribute, thanks to RR Donnelley’s powerful logistics platform, and distribute and print, thanks to both companies’ advanced electronic transmission capabilities. Now more than twice the size of our nearest North American competitor and with a formidable presence in each of Europe, Latin America and Asia, we will be able to take advantage of our global reach to deliver better client service.

One of the most critical components of the rationale for this transaction is our confidence in our ability to identify and achieve significant synergies that will contribute to the creation of shareholder value. Based on our due diligence and the hands-on insight provided by management from both companies, we have identified cost savings of at least $100 million on an annualized basis in the first 12 to 24 months after the closing principally derived from the elimination of duplicative overhead, procurement savings and asset rationalization. We also bring to the combination a commitment to keeping our promises to each and every one of our constituencies.

As shareholders of Moore Wallace are aware, this is a management team that has proven its ability successfully to achieve cost savings goals through a rigorous and expeditious integration process. Our team has established a nearly three-year record of consistently meeting or exceeding expectations quarter after quarter after quarter.

As I mentioned, we expect the transaction to close in the first quarter of next year subject, again, to regulatory and other approvals. Looking out over the next few months, we will be focused on managing the day-to-day operations of the two companies in order to meet expected results while completing the deal with as little disruption as possible. We will also be working nights and weekends, assembling integration teams across dozens of disciplines, exchanging information to the fullest extent permitted by our lawyers, identifying opportunities for rationalization and savings, and finalizing our integration plan. You can rest assured that we will be ready to go on the closing date, 120 days, give or take, and counting.

Without a doubt, joining these two companies will create a powerful platform that provides considerable benefits for all of our key stakeholders. Cost management, global reach, enhanced product offerings, financial resources, growth opportunities and a world-class management team, these are the core components that will lead to our success.

I am delighted to report that one of the most compelling reasons for Moore Wallace to join the RR Donnelley family is the women and men who are already part of it. I have had the privilege of meeting a fairly large number of the senior executives of RR Donnelley and have found them to be people and professionals of the very highest order. In fact, many of the finest people in the Moore Wallace organization were trained at RR Donnelley. Interestingly enough, the head of our training program today is Jim Graham, and he was the head of training at RR Donnelley before that. Bob Nelson, who heads up our cross-selling efforts, was hired at RR Donnelley once upon a time by Steve Zuccarini, who now heads up cross-selling efforts for Donnelley. Bob and Steve are looking forward to working together on this essential initiative, and Jim is looking forward to coming home.

We are thrilled with the way everything has come together to bring us to this exciting new stage, and we look forward to updating you on our progress in the months to come.

Operator, we are ready for questions.

THE OPERATOR: At this time, I would like to remind everyone, in order to ask your questions, please press “star” and the number “1” on your telephone keypad. We will pause for just a moment to compile the Q-and-A roster.

(Short pause.)

THE OPERATOR: Mr. Roger, the line is open.

MR. ROGER: Congratulations, first of all, on a great announcement this morning.

Can you talk a little bit about the cash role assumption for the combined entity about the nondiscretionary elements that would go into the cash loan?

MR. ANGELSON: Charlie, it’s Mark Angelson. Good morning. You’re early. We’re just not ready for you yet. We’ll keep you posted over the next few months.

MR. ROGER: And just in talking about the historical, I’m not as familiar with Donnelley. Can you just remind me of what interest expense, CapEx, other items that go into cash flow on a historical basis?

MR. ANGELSON: You want interest, historically, 55 million, give or take.

CapEx, historically, 250-ish million, give or take.

MR. ROGER: Okay. And TNA for Donnelley?

MR. ANGELSON: Let me check. It’s about 300, Charlie.

MR. ROGER: And I assume Donnelley has been a

cash taxpayer?

MR. ANGELSON: Yes.

MR. DAVIS: Yes.

MR. ROGER: Roughly to the tune of how much?

MR. ANGELSON: You want a tax rate, Charlie, or —

MR. ROGER: Well, tax rate, and also what was the cash taxes last quarter?

MR. ANGELSON: 36-ish percent, and that’s this year. And taxes last quarter, Charlie, again, we’re just –

MR. DAVIS: We have filed our quarterly returns. That’s all available right now.

MR. ROGER: Okay. That’s great. We’ll get that later.

And also, Mark, I think you touched upon in the slideshow about the dividends. What’s your plans for, you know, kind of keeping the dividend now that you — you have had one at Moore. You have one here at Donnelley. You have a tremendous amount of free cash flow in the combined entity. Is that a plan, to kind of keep the dividends?

MR. ANGELSON: Yes, absolutely. You know,

you’ve heard me say before that if I ever try and give it back to shareholders a nickel or a dime at a time, you should shoot me. This is $1.04 at the time. There is going to be plenty of cash to take care of the dividend, to take care of the debt service, and we may also find a few accretive ways to spend it as well.

MR. ROGER: Okay. And the plans for the combined management teams, just in general?

MR. ANGELSON: So far, all we have is the CEO. Over the course of the next 120 days or so, we will finalize the management team, which will be comprised of the best people from both companies and announce it, I hope, all at once, or at least the whole senior team at once.

Bear in mind, though, that in respect of the operations, there is virtually no overlap here. There is no head of books or magazines or catalogs or inserts, et cetera, at Moore Wallace. There is no head of outsourced customer statements or forms or labels, et cetera, at RR Donnelley. So we’re really looking forward to expanding the all-star team. This feels very, very good on that subject.

MR. DAVIS: If you don’t mind, we’ll move on to the next question.

MR. ROGER: Okay.

MR. DAVIS: Operator?

THE OPERATOR: Your next question comes from Doug Cooper of Paradigm Capital.

MR. ANGELSON: Hi, Doug.

MR. COOPER: Hi, gentlemen. Forgive me. I’m not in front of a computer, so I haven’t seen your slideshow. But can you give me a rough breakdown between the segments, the forms and labels, outsourcing, commercial, that sort of breakdown?

MR. DAVIS: It is actually on the slideshow.

MR. ANGELSON: Do you know what? It would be helpful, I think, if you just referred to it. I mean —

MR. COOPER: Okay.

MR. ANGELSON: — magazines, catalog, retail, 21 percent, it will be the largest segment. And the rest of them are on the slideshow, and you will be able —

MR. DAVIS: Yes. I think the most impressive thing is the variety and the comprehensiveness of the offerings of the company.

MR. COOPER: I guess the question being that I think was referred to, the only one where maybe there’s overlap is direct mail?

MR. DAVIS: That’s basically correct.

MR. COOPER: I think it was Moore was 11 percent direct mail. What is it for Donnelley? And is there any issue with antitrust on that?

MR. DAVIS: Well, no. We don’t believe — well, no. We do not believe that there is any overlap issues there. The direct mail industry in the United States is 6 to 8 billion, depending upon how it’s measured. We’re peanuts there.

MR. COOPER: Okay. And on the Web site, is there actually segmentation for RR Donnelley for direct mail?

MR. DAVIS: No. We do not report direct mail out as a separate segment because it’s relatively small. We do have the sales for it in our queues.

MR. ANGELSON: A great combination for us, though.

MR. DAVIS: Yes.

MR. ANGELSON: Talented people, both sides.

MR. DAVIS: Wonderful capacity and equipment.

Actually, we do different things, so it will meld together very nicely.

MR. COOPER: Okay. Finally, I guess just a question, as a Canadian. You guys want to keep your TSC listing, do you think?

MR. ANGELSON: We are going to apply to keep our TSC listing, and we are cautiously optimistic about that.

MR. COOPER: Okay. Perfect. Thank you, guys.

THE OPERATOR: Your next question comes from Tom Croy of Merrill Lynch.

MR. CROY: Hi. I believe it’s me.

MR. DAVIS: Yes. Hi, Tom. How are you?

MR. CROY: Just a couple questions.

One, I wonder if there’s a way to quantify the overlapping customers between the two companies; and, two, have you had any discussions regarding the chance of the opportunity to cross-selling already with some customers; and, three, whether — you know, wouldn’t price be part of the discussion when you try to cross-sell?

MR. DAVIS: Let me try that. One of the things that we have learned as we’ve gotten in — as Donnelley has gotten into expanding our services across the horizon is that capabilities become more important than price. Our ability to eliminate work that our customers have had to do on their part is very, very helpful, especially the administration and control side of some of the content management issues. This will just further enhance substantially our ability to literally take that burden away from major customers around the world so it takes the discussions far away from price of each component. We’re finding that already, and with this marriage, this will really change the game.

MR. ANGELSON: Cross-selling is going to be a huge, huge part of this thing. I mentioned Bob Nelson and Steve Zuccarini. They went to high school together. This is going to be just fine. We have nothing but opportunity on this front.

And just for the record, there is no revenue synergy number that’s cooked into the cost number that we announced earlier this morning.

MR. CROY: And do you expect you have to sort of approach — or change the way that companies buy in terms of maybe previously, you were approaching different internal buyers; now, you might have to go actually higher up in order to have those kinds of discussions?

MR. ANGELSON: It’s a very high quality problem.

MR. CROY: My last question, the $100 million synergy, I just want to clarify, that’s exclusive of the synergy that you expect to get from the acquisition of Wallace that closed in May, right?

MR. ANGELSON: Completely separate.

MR. CROY: Thank you.

MR. ANGELSON: Thank you.

MR. DAVIS: Next question?

THE OPERATOR: At this time, I would like to inform everyone, please limit your question to one and one follow-up.

Your next question comes from Douglas Arthur, Morgan Stanley.

MR. ANGELSON: Good morning, Doug. Change your mind, Doug?

MR. ARTHUR: What’s that?

MR. DAVIS: You’re on.

MR. ANGELSON: You’re on.

MR. ARTHUR: Yeah. Can you hear me?

MR. DAVIS: Yes.

MR. ANGELSON: Now, we can.

MR. ARTHUR: Okay. Great.

Obviously, the cost-cutting as a rationalization of both management teams is fairly well-known and fairly highly regarded. So I’m wondering on the revenue growth opportunity, Bill, you’ve taken the company up the value-added so that revenue stream and into things like logistics. Mark, you have been focusing a lot on the outsourcing part of the equation.

I guess, where do you see some of the cross-pollination there in terms of some of your value-added offerings to clients, and how quickly do you see that kind of revenue growth potential kicking in?

MR. ANGELSON: Well, look at it this way, okay? RR Donnelley has, for many years, been a leading provider of telephone directories. One of the things where we are strongest is outsourced telephone bills. You can just connect the dots right from there.

We’re also strong, as they are, in the financial vertical. So imagine that RR Donnelley has long-standing relationships in which they sell their products and services to leading financial institutions, some of which you know, and just layer on top of it bank statements, investment account statements, et cetera, et cetera.

I mean, Doug, this one is easy. I mean, it’s really easy. We become the one-stop shop. We have relationships with customers, not only at the print procurement level, but at what each of us calls the “C” level: The CFO, the CEO, the CIO. We know how to get this done. We have a very powerful combined sales team here. We add now to the RR Donnelley family 1200 more feet on the street, if you will, and we’re just—we’re raring to go.

MR. ARTHUR: Great. Thank you.

THE OPERATOR: Your next question comes from Tim Casey, Nesbitt Barnes.

MR. DAVIS: Good morning, Tim.

MR. ANGELSON: Operator, we can’t hear any questions.

(WHEREUPON, there was a short interruption as the telephone connection was lost and then regained.)

UNIDENTIFIED SPEAKER: Can you explain to us a little bit more about the specific customer examples?

The reason for my question is, with the Wallace acquisition, there was an integration period where sales of the two went down a bit. You exited lower-profit businesses. Will we see the same here first before you can take advantage of broader product offerings?

MR. ANGELSON: As CEO of the entity going forward, I regret to inform you, we’re just too early to know about that, okay? Remember, what we did in Moore and Wallace was, we literally moved hundreds and hundreds of millions of dollars around from one facility to another. We consolidated sales offices and so forth. We predicted in advance that there would be a little bit of leakage from that, and there was, well within the range that we had discussed.

These businesses are very different from one another. Don’t count on us to be moving a directory publication plant in with a short-run facility. Don’t look for us to be putting weeklies in with monthlies, et cetera. I would imagine that there will be some rationalization of the customer base and some, therefore, small leakage on the revenue side, but nothing material that we’ve identified so far.

UNIDENTIFIED SPEAKER: Thanks, Mark.

THE OPERATOR: Your next question comes from Jeffrey Stan of UBS.

MR. STAN: Just one quick question.

Can you give us some of your assumptions regarding the 100 million cost savings, like the number of plants you plan to close and discount reduction?

MR. ANGELSON: Far too soon to tell. It will be—the obvious savings are procurement-related. When you’re buying for an 8-point something million dollar company, you have, obviously, a different arrangement with your vendors than you do when you’re buying for a 3 1/2 or $4 billion company.

There will be some asset rationalization. You know, we do have an overlap in some areas, in direct mail and commercial, and there are two corporate offices. There’s only going to be one. It’s going to be in Chicago.

But, you know, aside from that, it’s just too soon to know, but we will keep you posted.

MR. STAN: Okay. Thank you.

THE OPERATOR: Your next question comes from Andy Scott of Haymarket Business.

MR. SCOTT: Hi. Good morning.

I was just interested to see, given the current economic climate at the moment, if you feel that this is the right sort of time to be putting a deal like this together, given the operations. But really, once the restructuring of the consolidation of the businesses have been put together, if there’s any plans for further acquisitions when they should arise?

MR. ANGELSON: The answer is, we think this is the perfect time to combine these two companies, and we’re delighted that the stars were aligned to allow us to do this.

Second, in respect to future acquisitions, first, what we’re going to do is, we’re going to sit here in Chicago and stick to our knitting. We’re going to get this integration right for as long as it takes. You may see little nibbles here and there in the not-too-distant future but nothing material to the size of this organization.

Going forward, we have spoken about this as an industry that needs to be consolidated. There’s $160 billion in revenue out there. After this combination is completed, we’ll only have eight or so of them. That leaves a lot of opportunity going forward, and we’ll keep in touch.

MR. SCOTT: Thanks, Mark.

MR. ANGELSON: Thank you.

THE OPERATOR: Your next question comes from Joanna Park of Deal (inaudible).

MS. PARK: Hi. I jumped in the call a little late, so I apologize if you already went over this.

But which U.S. and Canadian regulatory approvals do you require?

MR. ANGELSON: Investment Canada, a Canadian court approval of the plan of arrangement, U.S. antitrust approval, and the Securities and Exchange Commission of the United States of America.

MS. PARK: Okay. Are there any other foreign regulatory obligations?

MR. ANGELSON: None that I’m aware of, but that doesn’t mean there aren’t any.

MS. PARK: Okay. Great. Thank you.

MR. ANGELSON: Thank you.

THE OPERATOR: The next question comes from Maureen Kyaff of Morgan Stanley.

MS. KYAFF: Hi. Good morning.

I just wanted to make some comments on Moore Wallace, particularly with respect to the bond. Will they recourse to the rest of the Donnelley structure?

MR. ANGELSON: I’m sorry. Would you ask the question again, please.

MS. KYAFF: Sure. I just wanted to get a few more details on Moore Wallace’s debt, particularly with regard to the bonds. Will they be recoursed to the rest of the Donnelley structure?

MR. ANGELSON: You know, it’s really too early for us to know about that. I don’t foresee any problems with those bonds. As you know, they were issued relatively recently. I understand that they’re trading very well, and my guess is that they will continue to trade well for quite some time. That’s a forward-looking statement. Thanks.

MS. KYAFF: Okay. And with respect to the fact that the bonds are not hobbling still (inaudible), and you certainly can’t fit in those debits, do you intend to expedite any optional redemption of these securities kind of—in terms of the potential debt-free status owed to this combination?

MR. ANGELSON: You should go back and look at the terms of the bonds and then address our investor relations people.

MS. KYAFF: Okay. Thanks.

THE OPERATOR: Your next question comes from Eric Lee of Deutsche Bank.

MR. ANGELSON: Hi, Eric.

MR. LEE: My question was just asked and answered. Thanks.

MR. ANGELSON: Nice to hear your voice.

THE OPERATOR: Your next question comes from Joanna Taberski of Credit Suisse First Boston.

MR. ANGELSON: Good morning, Joanna.

MS. TABERSKI: Hi. Good morning. Likewise, my question was just answered.

But quickly—I’m sorry. I don’t mean to get access to files. Could you give me the pro forma cash balance of the company? And I’m not sure if you’ve given us an estimated pro forma pre cash flow for 2003.

MR. ANGELSON: We haven’t done any of that. It’s not on the slides, and you’ll hear from us in due course about all that.

MS. TABERSKI: Okay. Thank you.

THE OPERATOR: Your next question comes from John Cho of RVC Capital Market.

MR. ANGELSON: Hi, John.

MS. ANDERSON: Hi. It’s actually Meagan Anderson. I got cut off a while ago.

Can you give us the effective transaction multiple, both pre- and post-synergies?

MR. ANGELSON: No.

MS. ANDERSON: Okay. Well, will that be—is that available in the slides, or is that just coming down the pipe, then?

MR. ANGELSON: You can compute it, and you

can talk to our investor relations people about it.

MS. ANDERSON: Okay. Thanks.

THE OPERATOR: Your next question comes from Jules Benflag of Atlantic Assets Management.

MR. BENFLAG: Good morning.

These are early days, and so our question has been asked. I haven’t got my answer, which is talking about the cash flow. I want to go forward a little bit more, and specifically on the capital expenditure front, is this an area where you see opportunities to reduce the combined spending of the companies so that in our very early analysis of the situation, we should mention the two expectations of the individual companies’ CapEx to get to a four total (inaudible)?

MR. ANGELSON: We just don’t know yet, but we’ll certainly know at 120 days from today. And to the extent that we’re in the business of commenting on that publicly, we will do so.

MR. BENFLAG: Okay. Thank you.

MR. ANGELSON: Thank you.

THE OPERATOR: Your next question comes from Andrea Corvath of West Wind Partners.

MS. CORVATH: Thanks.

I’m wondering if you could describe some of the inefficiencies that exist from the customers’ perspectives when you’ve got two different companies managing, for example, the printing of a magazine.

And you gave the example of statements to the cable, but maybe more relevant is the inefficiency when one company is doing the labels for the boxes and the magazine printing, or is this combination more about the opportunity for cross-selling?

MR. DAVIS: Well, I love the last part of your question. This is Bill Davis. This combination is more about the opportunity. There’s a tremendous opportunity.

But I would ask that you put yourself—change your mindset from printing right now and think about the outsourcing that’s going on in the IT areas and in the HR areas, human resource areas. I know at Donnelley, we’re doing outsourcing there. We’re outsourcing things that are not hypercritical to our business, that are administratively organized, for a professional organization focused uniquely on that can take it off of our hands and run it much better than we can.

When we go to our hundred largest customers, combined customers, that will be our story. They are spending a lot of infrastructure, time and effort to manage their variety of their print spend, and we can pull that all together for them. It’s far beyond just what they are paying for a label or what they are paying for a magazine.

MS. CORVATH: Thank you.

THE OPERATOR: Your next question comes from Garret Chris of Glenview Capital.

MR. CHRIS: Hi, guys. Some of my CapEx questions have already been asked.

To maintain investment grade status, are there any other financings, equity offerings, stuff like that that we need to do?

MR. ANGELSON: No. We don’t think that the investment grade status is in jeopardy here, and we think that we’re going to have a very strong balance sheet going forward.

MR. CHRIS: Thanks, guys.

THE OPERATOR: Your next question comes from Katherine Sterrick of Scotia Capital.

MS. STERRICK: Good morning.

When you look at your hundred largest combined customers, can you give us a sense of what the contribution to that is of Donnelley today versus Moore Wallace and what the overlap is that was already a major customer of both in that top hundred list?

MR. ANGELSON: We haven’t done that analysis, and if we’re ever in the business of speaking about it publicly, we will certainly do so in a Regulation FD-4.

MS. STERRICK: One other question. What is the status of the integration of Wallace at this point? Where are you on the timeline, and is there a lot more work to do there? And where are you on the 50 million that you were anticipating? Originally, you were talking nine months to a year. We’re six months in.

MR. ANGELSON: Well, thank you for asking that question.

We’re just about done with the integration of Moore and Wallace. We spoke in our last conference call about the fact that we had not only identified and moved along on the first 50 million, but we’re looking for a second 50 million. We expect that integration to be complete by the time we close this transaction, and we expect to see the benefits of those cost savings coming into our income statement sometime in 2004; middle, late 2004. We expect it to drop through.

MS. STERRICK: Great. Thank you very much.

Just to clarify that, that incremental 50 million that you’ve identified is also incremental to the hundred million from the Donnelley transaction?

MR. ANGELSON: That is correct.

MS. STERRICK: That’s great. Thank you.

THE OPERATOR: Your next question comes from Dennis Marsh of Utyl Goodman.

MR. MARSH: Thank you.

Mark, you said this is going to be a $10 billion company. I guess you’re getting there faster.

MR. ANGELSON: Listen. The market cap of this thing when we invested in Moore

Corporation Ltd. in December of 2000 was 200 million American dollars. I think the market cap of our combined new RR Donnelley is in the vicinity of six billion American dollars, so we’re on the way.

MR. MARSH: But I don’t know how to—we’re going from to Donnelley—the complete Donnelley information. What are their international revenues, I mean, in Europe, places like that.

MR. ANGELSON: Yes, strong international revenues. They’re in Europe, they’re in Latin America, they’re in Asia. They are the only printer—foreign printer, if you will—with their own manufacturing facility in China. It’s a wonderful international platform and about 10 percent of revenues.

MR. MARSH: Well, I understand there’s obviously good growth opportunities there.

MR. ANGELSON: Absolutely.

MR. MARSH: Thanks again.

MR. ANGELSON: Thank you.

MR. DAVIS: May I comment on that? Because the interesting thing is that it’s important to our customers because they are global. For example, in China, where we have a lot of customer activity both within China and prepared in China to be shipped elsewhere, we’re the only Western printer they can work with.

THE OPERATOR: Your next question comes from Renda Witnitzky of CSSB.

MR. WITNITZKY: Oh, thanks.

Most of my questions have been answered, but I do want to try to—sorry? I do want to try to get a little bit more clarity in terms of the cross-marketing idea and get some sense as to the extent of overlap in the two customer bases currently.

Have you kind of lined up the—you know, the customers that Moore does business with, the ones that Donnelley does business with, and figured out where there is a fit, like where there is already cross-marketing that’s going to be a part of this combined business and where there is opportunity?

MR. ANGELSON: You know, we’ve obviously done plenty of analysis prior to agreeing to merge these two businesses. We don’t have clearance from our customers generally to use their names here and, I mean, all I would say at this point in time—and we will speak a lot more in the future. But all I would say at this point in time is that we have satisfied ourselves that the revenue synergy upside here is meaningful.

MR. WITNITZKY: That’s great. Thank you.

MR. ANGELSON: Thanks.

THE OPERATOR: Your next question comes from Glenn Crevlik of Flathill Capital.

MR. ANGELSON: Good morning, Glenn.

MR. CREVLIK: Good morning. How are you doing?

As just—as one who doesn’t know the Donnelley situation that well, I was just hoping you could give me some sense of what their businesses have been growing at the last year or two, just some of the core businesses, just historical numbers, nothing forward. I know you don’t want to go there.

MR. ANGELSON: You know, if you think about Donnelley as a bellwether with the GDP, you’ll get that basically right. I mean, do you know about the size of their businesses?

MR. CREVLIK: Yeah, I’m going to read it.

I mean, I just thought maybe you could give me the components, like your business is—

MR. DAVIS: By the way, I can make it easy for you. We do report segment sales and value-added revenues every quarter, comparing prior year same quarter and year-to-date.

MR. CREVLIK: And have there been large differentials between those segments? That’s what I’m trying to get at.

MR. DAVIS: Well, the information is all inside our 10-Qs.

MR. CREVLIK: Okay. Fine. I’ll be happy to read it.

MR. DAVIS: I can give you partial answers that would be incomplete enough to probably lead you in the wrong direction.

MR. CREVLIK: Okay. I’ll ask a second question, Mark, and that is: In the past, I believe—and this may be prior management—has expressed some concern about the RR Donnelley business in terms of its sensitivity to advertising spent and things like that.

Can you explain to me sort of why you have a different point of view on this type of transaction?

MR. ANGELSON: Sure. First of all, this isn’t a close call. This is a chance for Moore Wallace to associate itself with the leading printing company on the planet.

Second, one listens carefully to the marketplace. One listens carefully to the customers. I believe that we are catching this just at the right time in the cycle. The RR Donnelley financial print business, for example, is busier now than it has been in a while, usually a forecaster of what’s to come.

There has not yet, as you know, been a turn in the advertising market. But if I were going to time it, bearing in mind that we started Big Flower Press way back when and exited it in 1999, if I were going to time when to get back in, I would time it about 120 days from today, give or take.

MR. CREVLIK: Great. And I just lastly—you may have touched on this. I got on one second late. Are there any plant consolidations, as there were in the prior transaction, or is this somewhat different in where the hundred million comes from?

MR. ANGELSON: Too soon to tell. We’ll obviously be taking a look at it.

But as I mentioned earlier in the call, there are not the same sorts of opportunities for combining these two platforms. They’re very different. Donnelley’s—we don’t have a gravure platform. The gravure platform is a very important part of Donnelley’s platform. There may be some opportunities on the commercial side, on the direct mail side. But, no, the cost savings here will come largely from elsewhere.

MR. CREVLIK: Okay. Thanks very much for your answers.

MR. ANGELSON: Thank you.

THE OPERATOR: Your next question comes from Andrew Dunlop of ING.

MR. DUNLOP: Good morning. Most of my questions have been answered. Good morning and congratulations.

MR. ANGELSON: Thank you, Andrew. All the best to you.

MR. DUNLOP: Two just general things.

On the Donnelley—well, first of all,

could you just walk us through the background to this particular deal? I know you’ve, you know, talked in the past. You think about each other quite a bit. But, you know, what’s—you know, why now? And just how long have you guys been talking?

MR. DAVIS: Well, actually, keep in mind that it’s Moore Wallace’s transaction that was fundamentally announced at the very start of this year. From that point forward, that combined company was obviously much more attractive than either separate company, and particularly given the amount of work that has been done at Moore by the management team there today in improving their business.

Mark and I actually, although we knew each other around the industry, because he was associated now with Wallace here in Chicago, and Moore, with operating strength here in Chicago, and I figured I wanted to attract him to Chicago as fast as possible, and so he and I started getting together socially. We had the input from a consultant in the investment banking world who has worked for both of our firms and has worked with RR Donnelley for the last four or five years on helping us develop our strategy who thought that there was some wonderful marketplace synergies here.

We put all that together and finally, I guess, in about sometime in August started turning from social discussions to serious discussions.

MR. DUNLOP: Gotcha. Thank you.

MR. ANGELSON: Thank you.

THE OPERATOR: Your next question comes from Grant Forchadine of Social Capital.

MR. MITCHELL: Hi. It’s—actually, it’s Andrew Mitchell from First Capital.

MR. ANGELSON: Hello, Andrew.

MR. MITCHELL: How are you?

MR. ANGELSON: It’s good to hear your voice.

MR. MITCHELL: Thank you. Likewise.

I wanted to—actually, we didn’t hear the answer to Tim Casey’s question. I don’t know if this is the same one.

I mean, you doubled the synergies of the Moore Wallace transaction. Can you give us some kind of range? Did you give an answer on the line on that question? I know we didn’t hear one.

MR. ANGELSON: Forgive me. I think that must have happened when our friendly operator managed to cut us off. I apologize for that.

MR. MITCHELL: No problem.

MR. ANGELSON: Ask the question again, please.

MR. MITCHELL: The question was, if the hundred million synergy is on the table, historically, these transactions have instead low-balled in term of the cost synergies.

So looking at even your own record with the Moore Wallace transaction, you basically at this point have outlined the hundred million synergies you expect from that. Can you talk to this in particular and how we should think about that hundred million, starting with the potential upside to that number?

MR. ANGELSON: Thank you.

The answer is, what we have said about the synergies from the combination of Moore and Wallace is that we’re going after a second $50 million. We didn’t say we had it already. And when we said we have at least a hundred million in this, we are trying to be conservative here, and I think it’s appropriate for us to do that.

We have only done public company due diligence, and I think that over the course of the next 120 days or so, we’ll know more. When we do, we’ll give you such further indication as we can.

But the end of the story is that there’s a lot of opportunity here. There’s a lot of opportunity on the revenue side here. That’s the real story. This is not only the classic merger of equals, but it’s the perfect fit; I mean, different from Moore and Wallace which, as you know, with the exception of the integrated graphics commercial platform, were virtually twins, these companies are very, very different from one another.

We both own printing presses of different kinds. And the similarity, but for the fact that the cultures are pretty similar, the similarities stop there. So this is basically an opportunity for RR Donnelley to accomplish its strategic plan or significant parts of its strategic plan in one “swell foop,” as my daughter says, and for Moore Wallace to accomplish a number of things that we have been looking at.

We have been thinking about pre-media. We have been thinking about logistics. It’s just a great opportunity, really, to create the printing company of the future, to be able to address our Fortune 500 clients and others with a completely full suite of products and services.

So that’s as much as I’ve got for you this morning, but stick around. More to come.

MR. MITCHELL: Could I just ask a quick follow-up?

MR. ANGELSON: Sure.

MR. MITCHELL: Given everything you’ve said this morning and everything, your opinion as to that question, your bottom-line feeling is, you’ve got a multiple on the costs—or, actually, on the revenue center side versus the cost synergy side?

MR. ANGELSON: I’m sorry. Would you repeat that, please.

MR. MITCHELL: Sure.

The number you’ve outlined this morning of a hundred million on the cost synergy side, it seems like you’re indicating to a number of different questions that you feel like you talked probably a multiple of that on the revenue side. You don’t have a number yet?

MR. ANGELSON: We don’t have any numbers on the revenue synergy side. Those of you who have been following the Moore Wallace side of this thing know that we don’t talk about that but that we’ve proven we can deliver it.

I wouldn’t describe it as a multiple at this point in time. It’s just too soon to know. We’ll be forming our integration teams in the next week or so, and we’ll get back to you.

MR. MITCHELL: Thank you.

MR. ANGELSON: Thank you.

THE OPERATOR: Your next question comes from Frank Rutford of Bain Financial.

MR. RUTFORD: Good morning.

I wonder if you could add a little more color, getting back to the acquisition. You mentioned earlier that the two companies hadn’t really seen each other sort of head-to-head with the things that you operate in, one entity. Just sort of on a going-forward basis, who do you expect to see competing with you?

MR. ANGELSON: Well, the good news about that is that there is no one company that will compete across our whole platform. The other good news about that is that each of the segments will continue to see the competitors that they have seen in the past. The great thing about this combination is that it renders each of those competitors mere segment competitors. This establishes an unparalleled platform for the printing industry going forward.

MR. RUTFORD: Okay. Thank you.

MR. ANGELSON: Thank you very much.

MR. RUTFORD: One quick follow-up question, if I might. The news release indicated the requirement for Ontario court approval. Could you explain that process a little bit more? Are they—are they commenting on antitrust issues, or is this—

MR. ANGELSON: No, no, no, no. It’s a completely normal part of any Canadian transaction of this type. We are not at all concerned about it. We’ve studied it carefully. It’s just, you know, regarded as normal course.

MR. RUTFORD: Thank you.

MR. ANGELSON: No impediment.

We’re going to make that the last question, operator.

Look. Three takeaways from this thing. This is a long-term value proposition. Moore Wallace was not for sale, you know, for cash at this price. We are satisfied that the shareholders’ best interests on both sides of this thing will be very well served by the long-term value creation opportunity here.

Second, we believe that we have more than the requisite integration experience to get this done seamlessly, and that’s a very important part of this.

And finally, the opportunity to be associated with the great RR Donnelley name and the great RR Donnelley people was just compelling for us, together with the financial metrics.

I’d like to thank everybody for spending time with us this morning. I’d like to thank particularly Bill Davis, who is a gracious man and whom I am honored to succeed as the chief executive officer of this company, who has done a terrific job in creating dramatic improvements in the processes around here and has keyed this company up to be ready for the turn of the economy when it comes.

Many of you know Julie Gottlieb, Moore Wallace’s vice president of investor relations, and our CFO, Mark Hiltwein, who many of you know, will be available immediately following this call in Chicago at the following telephone number: 312-326-7729. Lisa Mount, from whom you heard earlier, RR Donnelley’s director of investor relations, can be reached at 312-326-8926.

And if it doesn’t sound very CEO-ish of me to be talking about that stuff, it’s because I’m not going to be very CEO-ish about this. We’re going to roll up our sleeves, and we’re going to get this done.

We’re going to go back to work now. We’re tired. We’re working really hard, but we’re still having fun. Best wishes to you all, and thanks again.